ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of November 30, 2006 is made and entered into by and between Real Sport, Inc., a California corporation (“Purchaser”), and Pro Elite, Inc. (“Parent”), a New Jersey corporation, on the one hand; and Lifelogger LLC, a Delaware limited liability company (the “Seller”), on the other hand.

A. Pursuant to a Contribution Agreement dated as of October 3, 2006 (the “Contribution Agreement). Seller acquired all of the assets (the “Purchased Assets”) of Orientations Network Sdn Bhd, a Malaysian domiciled entity ("Lifelogger Malaysia”).

B. Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Purchased Assets.

C. Purchaser is a wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person; or (ii) an officer, director, member or partner of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether its the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time.

“Applicable Law” shall mean, with respect to any Person, any statute, law, regulation, order, injunction, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, and assets.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority.

“Books and Records” of Seller shall mean copies of all books and records, ledgers, employee records, customer lists, files, correspondence, computer data bases, accounting information and other records of every kind, whether written, computerized or maintained in any other medium, which are owned by Seller or in which Seller has any interest, which in each case relates to the Purchased Assets.

“Closing” shall mean the consummation of the transactions contemplated in this Agreement.

“Closing Date” shall mean the date upon which the Closing occurs.

“Effective Time” shall mean 12:01 a.m. Los Angeles time on the Closing Date.

“Indemnified Party” shall have the meaning specified at Section 13.3.

“Indemnifying Party” shall have the meaning specified at Section 13.3.

“Intellectual Property” shall mean all intangible properties relating to the Purchased Assets and in which Seller has any interest (including the right to use by license or otherwise), and includes, without limitation, all of the following (to the extent related to the foregoing): (i) all trademarks, service marks, trade names, trade dress, domain names, logos, corporate names, slogans and commercial symbols, all applications therefor, and all associated goodwill; (ii) all copyrights, all applications therefor and all associated goodwill; (iii)  all technical information, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, and related data, and all associated goodwill; (iv) all “software” and all documentation thereof, (including all electronic data processing systems and program specifications, functional specifications, source and object codes, algorithms, architecture, input data, report layouts and format, record file layouts, diagrams, narrative descriptions and flow charts) (collectively, “Software”); (v) all other inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, financial, marketing and business data, pricing and cost models and information, business and marketing plans, operating procedures, customer and supplier lists, vendor numbers, knowledge of customer preferences and buying practices and all other ideas (including those in the possession of third parties, but which are the property of Seller); (vi) all drawings, records, books or other tangible media embodying the foregoing; (vii) all rights to obtain and rights to register patents, trademarks and copyrights; and (viii) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

“Knowledge” shall mean, with respect to Seller, the actual knowledge of Seller.

“Licenses and Permits” of Seller shall mean all licenses and permits issued to Seller or in which Seller has any interest (including the right to use).

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, right of first refusal, or any other adverse claim or right whatsoever.

“Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 13.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), or government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof).

“Purchased Assets” shall mean those assets listed on Schedule A.

“Purchaser Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Purchaser in connection with this Agreement.

“Purchase Price” shall have the meaning specified at Section 4.1.

“Required Contractual Consents” shall mean those consents required to be obtained in order to consummate the transactions contemplated by this Agreement.

“Required Governmental Approvals” shall mean those filings, notices or approvals required to be obtained in order to consummate the transactions contemplated by this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” shall mean the schedule entitled “Seller Disclosure Schedule”, dated of even date herewith. Seller Disclosure Schedule shall be considered a part of this Agreement.

“Seller Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed by Seller in connection with this Agreement.

“Software” shall have the meaning specified in the definition of Intellectual Property.

“Tangible Personal Property” of Seller shall mean all equipment, supplies, spare parts, and other tangible personal property relating to the Purchased Assets.

“Tax” shall mean any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority. “Taxing” and Taxable” shall have the correlative meanings.

“Tax Authority” shall mean any Authority having jurisdiction over the reporting and payment of any Taxes.

“Third Party Claim” shall have the meaning specified at Section 13.4.

References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules,” shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural and in any gender depending on the reference; the present tense shall include the past and future tense; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and assigns; and (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1  Assets to be Transferred. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller and Purchaser herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, by appropriate deeds, bills of sale, assignments and other instruments satisfactory to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest, as of the Effective Time, in and to the Purchased Assets.

2.2  Title to Purchased Assets. The Purchased Assets shall be conveyed free and clear of all liabilities, obligations and Liens (other than those set forth in the Seller Disclosure Schedules (if any)).

ARTICLE III

ASSUMPTION OF LIABILITIES

Purchaser shall not assume or be liable for any liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, known or unknown, which exist at the Effective Time or which arise thereafter as a result of any act, omission or circumstance taking place prior to the Effective Time, including, without limitation, any of Seller’s liabilities or obligations relating to the past employment or termination of Seller’s employees or relating to any benefit plan.

ARTICLE IV

PURCHASE PRICE, PAYMENT AND RELATED MATTERS

4.1  Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be 4,000,000 shares of the common stock of Parent (the “Shares”), of which 1,000,000 shares shall be held in escrow for a period of 60 (sixty) days from the date of this Agreement to enable the Purchaser to complete its due diligence and assure the transfer of the Purchased Assets. In the event that Purchaser’s due diligence reflects any potential breach of Seller’s representation and warranties, or there is a problem in the transfer of the Purchased Assets, the parties will negotiate in good faith an equitable adjustment of the shares held in escrow.

4.2  Status of Shares. Seller acknowledges that (a) the Shares have not been registered by Parent under the Securities Act or with any Authority and are being issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to promulgated thereunder Section 4(2) and Regulation D and (b) the certificates evidencing the Shares will bear a restricted legend.

4.3  Lock-Up Agreement. The Shares are subject to a Lock-Up Agreement by and among Seller, certain shareholders of Parent, and Parent, dated as of October 3, 2006.

ARTICLE V

CLOSING

5.1  Time and Place. Subject to the provisions of Section 14.1 as to termination without default, the Closing shall take place at the offices of Purchaser, at 10:00 a.m. Los Angeles time on November 30, 2006 or at such other time and place as Purchaser and Seller mutually agree in writing. The Closing shall be effective (and possession and control of the Purchased Assets shall vest in Purchaser) as of the Effective Time.

5.2  Transactions at the Closing. At the Closing, the following shall occur:

(a)  Purchaser shall deliver the Closing Payment, the Shares to the Seller;

(b)  Seller shall deliver to Purchaser assignments in registrable form of all trademarks, service marks, copyrights, domain names and registrations or applications for the same included within the Purchased Assets and a bill of sale and assignment of the Purchased Assets, and such other instruments of sale, transfer, conveyance, assignment and confirmation, and Seller shall take such further actions, as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Purchased Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto; and

(c)  Seller shall deliver to Purchaser all of the Books and Records relating to the Purchased Assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to Purchaser that:

6.1  Organization; Authority; Due Authorization.

(a)  Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.

(b)  Authority to Execute and Perform Agreements. Seller has all power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Seller Documents and to perform fully Seller’s obligations hereunder and thereunder.

(c)  Due Authorization; Enforceability. Seller has taken all actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other Seller Documents to be executed by it and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

6.2  No Violation. Neither the execution or delivery by Seller of this Agreement or any of Seller Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the bylaws or other charter documents of Seller; (b) result in the creation or imposition of any Lien upon any of the Purchased Assets; or (c) violate or require any consent or notice under any Applicable Law or Order to which Seller or any of its properties is subject.

6.3  Regulatory and Other Approvals. To the knowledge of Seller, no consent, approval, authorization, notice, filing, exemption or other requirement must, pursuant to any Applicable Law or Order be obtained from any Authority or Person or which must otherwise be satisfied by Seller in order that (a) the execution or delivery by Seller of this Agreement or any of the other Seller Documents (b) the consummation of the transactions contemplated herein or therein or will not (i) violate in any material respect any Applicable Law, any applicable Order to which Seller is subject or any License or Permit of Seller; or (ii) result in the creation or imposition of any Lien upon any of the Purchased Assets.

6.4  Title to Purchased Assets. Seller has good and marketable title to each of the Purchased Assets and the valid and enforceable right to receive and/or use each of the Purchased Assets free and clear of all Liens. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will at the Effective Time vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Purchased Asset in Purchaser, free and clear of all Liens.

6.5  Litigation. There is no litigation pending or, to the knowledge of Seller, threatened relating to the Purchased Assets.

6.6  Intellectual Property. As of the date hereof to the knowledge of Seller:

(i)  all Intellectual Property within the Purchased Assets are valid and in full force and effect and are not subject to any Taxes;

(ii)  all of the Software of Seller performs in full compliance with all of the specifications therefore (including, without limitation, functional specifications) set forth in user manuals, promotional materials or license agreements;

(iii)  accurate and complete copies of all source codes relating to all versions of each item of Software of Seller exist and have been made available to Purchaser;

(iv)  there are no pending claims, actions, or other adversary proceedings, disputes or disagreements involving Seller concerning any item of its Intellectual Property, and, to the Knowledge of Seller, no such action, proceeding, dispute or disagreement is threatened.

6.7  Tangible Personal Property. As of the date hereof:

(a)  Seller has good and marketable title owned by it to each item of its Tangible Personal Property, free and clear of all Liens or other encumbrances; and

(b)  each item of Tangible Personal Property is in good operating condition and repair, usable in the ordinary course of business, and the operation thereof as conducted during the twelve-month period prior to the date hereof, as presently conducted and as currently proposed to be conducted is not, in any material respect, in violation of any applicable law.

6.8  Investment Representation. Seller is and will be acquiring the Shares for investment purposes only and not with a view to distribution.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent each represent and warrant to Seller as follows:

7.1  Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the Applicable Laws of California and Parent is a corporation duly organized, validly existing and in good standing under the Applicable Laws of New Jersey.

7.2  Authority to Execute and Perform Agreements. Purchaser and Parent each respectively have all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Purchaser Documents and to perform fully their respective obligations hereunder and thereunder.

7.3  Due Authorization; Enforceability. Purchaser and Parent each have taken all actions necessary to authorize themselves to enter into and perform their obligations under this Agreement including the issuance of the Shares and all other Purchaser Documents and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by Purchaser and Parent and (assuming the due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligations of Purchaser and Parent enforceable in accordance with its terms.

7.4  Capitalization. The authorized capital stock of Parent consists of (i) 250,000,000 shares of common stock, par value $0.0001, of which 37,499,999 shares are outstanding as of the date of this Agreement and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding. The Shares have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders.

ARTICLE VIII

COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

The parties hereto covenant and agree as follows:

8.1  Business Examinations and Physical Investigations of Purchased Assets. Prior to the Effective Time, Purchaser shall be entitled, through its employees and representatives, to make such investigations and examinations of the Purchased Assets and the Books and Records of Seller as Purchaser may request for the purpose of familiarizing Purchaser with the Purchased Assets. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by Purchaser shall, however, diminish or obviate in any way, or affect Purchaser’s right to rely upon, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

8.2  Cooperation; Consents. Prior to the Closing Date, each party shall cooperate with the other to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all Authorities and other Persons the consent or approval of which, or a license or permit from which, is required for the consummation of the transactions contemplated herein and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. The parties shall also use their respective best efforts to expedite the review process and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable. To the extent permitted by Applicable Law, the parties shall request that each Authority or other Person whose review, consent or approval is requested treat as confidential all information which is submitted to it. Seller and Purchaser shall bear their own costs and expenses incurred or fees paid to Authorities to obtain any governmental approvals and contractual consents. Each Party shall bear its own costs and expenses (including fees paid to authorities) incurred to obtain such consents, approvals, licenses or permits.

8.3  No Solicitation or Negotiation. Unless and until this Agreement is terminated, Seller shall not, nor shall it cause, suffer or permit the directors, managers, officers, employees, representatives, agents, investment bankers, advisors, accountants or attorneys of Seller to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal that constitutes or could be reasonably expected to lead to an acquisition of the Purchased Assets from any Person, or engage in any discussions or negotiations relating thereto, or accept any such acquisition or otherwise facilitate, attempt to seek or continue any of the foregoing.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION
OF EACH PARTY TO CLOSE

The obligations Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing of all of the conditions set forth below in this ARTICLE IX.

9.1  No Action or Proceeding. The consummation of the transactions contemplated herein shall not violate any Applicable Law. Further, no legal restraint preventing the consummation of the transactions contemplated herein, or imposing material damages in respect thereof, shall be in effect, nor shall there be any action or proceeding pending or threatened by any Person which seeks any of the foregoing.

9.2  Governmental and Other Approvals. All Required Governmental Approvals and all Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would be materially burdensome upon the Business. All Required Governmental Approvals and Required Contractual Consents shall be in effect and all conditions and requirements prescribed by any of the same to be satisfied on or prior to the Closing Date shall have been satisfied.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION
OF PURCHASER TO CLOSE

The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this ARTICLE X.

10.1  Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in each other Seller Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

10.2  Performance of Covenants. Each obligation of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other Seller Document shall have been duly performed on or before the Closing Date.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATION
OF SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this ARTICLE XI.

11.1  Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and in each other Purchaser Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

11.2  Performance of Covenants. Each of the obligations of Purchaser to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other Purchaser Document shall have been duly performed in all material respects on or before the Closing Date.

ARTICLE XII

COVENANTS AND AGREEMENTS OF THE PARTIES
AFTER CLOSING

12.1  Cooperation of Seller. Seller shall, and shall cause its employees to, cooperate with Purchaser to provide such assistance and documentation as may be necessary or appropriate to permit Purchaser to fully exploit the Purchased Assets.

12.2  Delivery of Purchased Assets. Immediately after the Closing, Seller shall deliver or cause the delivery of all Tangible Personal Property, and the Books and Records as instructed by Purchaser at Purchaser’s cost, it being understood that the tangible Personal Property will be initially located in Malaysia.

12.3  Consulting Agreement. Purchaser (or its designee) and each of the individuals listed on Exhibit 12.3 shall execute and deliver a Consulting Agreement in a form acceptable to Purchaser on the terms set forth on the Exhibit, and Seller shall assist Purchaser (or its designee) with the execution and delivery of each such Consulting Agreement.

ARTICLE XIII

INDEMNIFICATION

13.1  Indemnification by Seller. Seller shall indemnify, defend and hold harmless (i) Purchaser, (ii) each of Purchaser’s Affiliates, assigns and successors in interest to the Purchased Assets, and (iii) each of their respective shareholders, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from:

(a)  provided Purchaser’s claim therefore is instituted by written notice within the time period specified in Section 13.5, any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any other Seller Document including, without limitation, any attempt (whether or not successful) by any Person to cause or require Purchaser to pay, perform or discharge any debt, liability or commitment the existence of which constitutes a breach of any such representation, warranty, covenant or agreement;

(b)  any litigation, arbitration, governmental investigation, suit, action or other proceeding arising prior to the Closing Date, and any liability of Seller arising prior to the Closing Date;

(c)  any Tax Liability of Seller; or

(d)  any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

13.2  Indemnification by Purchaser. Provided Seller’s claim therefore is instituted by written notice within the time period specified in Section 13.6, Purchaser shall indemnify, defend and hold harmless Seller from and against any Losses arising out of or due to a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any Purchaser Document, and from any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

13.3  Notice to Indemnifying Party. Any party (the “Indemnified Party”) seeking indemnification pursuant to Sections 13.1 or 13.2, or pursuant to any other indemnification covenant contained in this Agreement, shall promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which such indemnification is sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure.

13.4  Third Party Claims.

(a)  Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such Third Party Claim in full if the same is decided adversely. If the Indemnifying Party assumes the defense of any Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party without cost to the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

(b)  Defense by Indemnified Party. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend against such Third Party Claim and settle or compromise the same, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) such defense with its own counsel and at its own expense. The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder, unless suit shall have been instituted against it and the Indemnifying Party shall not have assumed the defense of such suit after notification as provided in Section 13.3.

13.5  Survival of Representations and Covenants of Seller. With the sole exception of those covenants which are to be performed by Seller after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations (including extensions and waivers thereof)), each representation, warranty, covenant and agreement of Seller contained herein shall survive the execution and delivery of this Agreement and the Closing for a period of one year and shall thereafter terminate and expire on the first anniversary of the Closing Date, unless, on or before such date, Purchaser has delivered to Seller a written notice of a claim with respect to such representation, warranty, covenant or agreement.

13.6  Survival of Representations and Covenants of Purchaser. With the sole exception of those covenants which are to be performed by Purchaser after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations), each representation, warranty, covenant and agreement of Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing for a period of one year and shall thereafter terminate and expire on the first anniversary of the Closing Date, unless, on or before such date, Seller has delivered to Purchaser a written notice of a claim with respect to such representation, warranty, covenant or agreement.

13.7  Limitations. In no event shall the indemnification obligations of Seller exceed the fair market value of the Shares at the time of the claim. In addition, those obligations shall be subject to reduction for any payments received by an Indemnified Party from any insurer or other third party or the amount of any tax benefits to an Indemnified Party.

ARTICLE XIV

TERMINATION; REMEDIES

14.1  Termination Without Default. Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated by this Agreement shall terminate at the close of business on December 15, 2006, unless extended by the mutual consent in writing of the parties, and, except as specified in Section 14.2, may otherwise be terminated before the Closing only as follows (and in no other manner):

(a)  Mutual Consent. By the mutual consent in writing of the parties.

(b)  Conditions to Purchaser’s Performance Impossible. By Purchaser upon written notice to Seller if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Purchaser set forth in ARTICLE IX or in ARTICLE X (other than as a result of Purchaser's default under this Agreement).

(c)  Conditions to Seller’s Performance Impossible. By Seller upon written notice to Purchaser if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Seller set forth in ARTICLE IX or in ARTICLE XI (other than as a result of Seller's default under this Agreement).

14.2  Termination Upon Default. Either party may terminate this Agreement by giving notice to the other on or prior to the Closing Date, without prejudice to any rights or obligations it may have, if (i) after written notice of the default and the passage of (A) ten (10) Days, in the case of a default which is by its nature incapable of being cured, or (B) thirty (30) Days, or such shorter period as may end upon the scheduled Closing Date, in the case of a default which by its nature is capable of being cured, the other party has failed in the due and timely performance of any of its covenants or agreements herein contained or there shall have been a breach of the other’s warranties or representations herein contained, and (ii) such failure or breach could reasonably be expected to give the non-defaulting party grounds not to close pursuant to ARTICLE X or ARTICLE XI, as the case may be. In any such event the party who is not guilty of the breach may, in addition to all of its other rights and remedies, recover all Losses incurred by it from the party responsible for the breach.

14.3  Attorneys’ Fees. If Seller or Purchaser shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 14.3 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

ARTICLE XV

EXPENSES; CONFIDENTIALITY

15.1  Expenses of Sale. Each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein and therein.

15.2  Confidentiality. Subject to any obligation to comply with (i) any Law (ii) any rule or regulation of any Authority or securities exchange or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other or any Affiliate of the other, and all of the terms and conditions of this Agreement, shall, until the Closing or termination of this Agreement, be kept in confidence by each party, and each party shall cause its shareholders, members, partners, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by Purchaser through its own independent investigations of Seller or received by Purchaser from a source not known by Purchaser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller nor to any information obtained by Purchaser which is generally known to others engaged in the trade or business of Seller; and provided, further, that from and after the Closing, Purchaser shall be under no obligation to maintain confidential any such information concerning Seller. In the event either party becomes legally compelled to disclose any such information, it shall promptly provide the other with written notice of such requirement so that the other may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, each party shall return or cause to be returned to the other all written data, information, files, records and copies of documents, worksheets and other materials obtained by such party in connection with this Agreement.

15.3  Publicity. Up to (and including) the Closing Date, no publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by Purchaser and Seller; provided, however, that such restrictions shall not apply to any disclosure required by Authorities, Applicable Law or the rules of any securities exchange which may be applicable.

ARTICLE XVI

NOTICES

16.1  Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telex or telecopy, in all cases, addressed to:

Purchaser or Parent: Pro Elite, Inc. 12100 Wilshire Boulevard, Suite 800 Los Angeles, California 90025 Attention: Eric Ficksman Telecopy No: (310) 806-9426
Seller:
12100 Wilshire Boulevard, 18th Floor Los Angeles, California 90025 Attention: Eric Pulier Telecopy No.: (310) 820-8601

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

ARTICLE XVII

MISCELLANEOUS

17.1  Further Assurances. Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17.2  Modifications and Amendments; Waivers and Consents. At any time prior to the Closing Date or termination of this Agreement, Purchaser, on the one hand, and Seller on the other hand, may, by written agreement:

(a)  extend the time for the performance of any of the obligations or other acts of the other party hereto;

(b)  waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; and

(c)  waive compliance with any of the covenants or agreements of the other party contained in this Agreement. However, no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent shall be given in writing.

17.3  Entire Agreement. This Agreement (including the exhibits hereto and Seller and Purchaser Disclosure Schedules) and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of the Purchased Assets and related transactions; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

17.4  Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of California applicable to contracts made and to be performed wholly within California, and without regard to the conflicts of laws principles thereof.

17.5  Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party; provided, however, that prior to or following the Closing, this Agreement and any rights and obligations of Purchaser hereunder, and under any Purchaser Documents may, without the prior written consent of Seller, be assigned and delegated by Purchaser to any Person affiliated with Purchaser or pledged or hypothecated to any lender(s) of Purchaser or any such Affiliate, and following the Closing, this Agreement and any rights and obligations of Purchaser hereunder and under any Purchaser Documents may also be assigned and delegated by Purchaser, without the prior written consent of Seller, to any successor-in-interest of Purchaser to the Purchased Assets or to a substantial portion thereof; provided, however, that no delegation by Purchaser of any such obligation shall relieve Purchaser of liability therefor or relieve Purchaser of the obligation to deliver the Purchase Price at the Closing.

17.6  Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

17.7  Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.8  Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

17.9  No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

17.10  Benefit of Contribution Agreement. Seller shall pass on to Purchaser the benefit of the representations and warranties of Lifelogger Malaysia set forth in the Contribution Agreement to the fullest extent permitted thereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PARENT PRO ELITE, INC. By:___________________________ Chief Executive Officer	PURCHASER REAL SPORT, INC. By: ____________________________ Name: Title: Chief Executive Officer
SELLER LIFELOGGER LLC By: ____________________________